UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 10, 2005


                             AEGIS ASSESSMENTS, INC.
                             -----------------------
        (Exact name of small business issuer as specified in its charter)

Commission file number

Delaware                                                72-1525702
--------                                                ----------
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)


              7975 N. Hayden Road, Suite D363, Scottsdale, AZ 85258
              -----------------------------------------------------
                    (Address of principal executive offices)

                                  480.778.9140
                                  ------------
                           (Issuer's telephone number)

ITEM  4.01     Change in Registrant's Certifying Accountant


Effective March 10, 2005, the Company decided to replace Hein & Associates, LLP, which audited the Company's financial statements for the fiscal year ended July 31, 2004, with Mantyla McReynolds LLC to act as the Company's independent auditors. The reports of Hein & Associates, LLP for that fiscal year did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, the report of Hein & Associates, LLP for that fiscal year was qualified with respect to uncertainty as to the Company's ability to continue as a going concern. During the Company's most recent fiscal year and subsequent interim periods there were no disagreements with Hein & Associates, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Hein & Associates, LLP would have caused it to make reference to such disagreements in its reports, however as discussed below there was auditing procedure that Hein & Associates LLP had requested and completion of this procedure was unresolved at the time of the change in the Company's certifying accountants.


On November 23, 2004, we entered into a private placement of our common stock with four accredited investors. Under terms of the agreement we sold 5,000,000 shares of stock in exchange for $5,000,000 in U.S. Treasury Bonds. At the same time we entered into an equity swap transaction with Cogent Capital Corporation (Cogent). Under terms of the agreement we paid Cogent $50,000 in cash, and agreed to pay an amount equal to the interest on $5,000,000, at LIBOR plus 1.25%, for the next 24 months. In addition, the Company agreed to pay Cogent an amount equal to the decrease in value of four million shares of our common stock below $1.25 per share, its fair market value at the date of the agreement. Cogent agreed to pay us an amount equal to the increase in value of 4,000,000 shares of our common stock above $1.25 per share. The agreement is for 24 months, and the settlement between the Company and Cogent is to be paid in cash at the termination of the agreement. The Company also received from Cogent a call option on four million shares of Aegis' common stock. The option is callable on November 23, 2006, for the market price on that date.


Hein had advised the Company that they would require as part of their auditing procedures that we prepare a letter to the Chief Accountant's Office of the Securities and Exchange Commission (SEC) prepared in accordance with SEC guidelines for such inquiries, which would describe these transactions and the company's basis for its accounting treatment. At the time of Hein's termination a draft of the letter had been initially prepared by the Company. Hein had not completed their review of our letter and considered the matter unresolved at the time of termination.

The Company entered into an engagement letter with Mantyla McReynolds LLC on February 15, 2005 and first communicated the details of these transactions to Mantyla McReynolds LLC on March 2, 2005. Management of the Company provided its assessment of these transactions to Mantyla McReynolds LLC, who concurred with our treatment of these transactions and did not believe an inquiry to the SEC was necessary. As a result, the Company has not submitted any inquiry to the SEC. During the two most recent fiscal years, the Company did not consult with Manytla McReynolds LLC regarding the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.


The change in the Company's auditors was recommended and approved by the board of directors of the Company.


Hein & Associates, LLP has reviewed the disclosures contained in this 8-K/A report. The Company has requested Hein & Associates, LLP furnish the Company with a letter addressed to the Securities and Exchange Commission indicating if it agrees with our disclosure or providing any new information, clarifying the Company's disclosures herein, or stating any reason why Hein & Associates, LLP does not agree with any statements made by the Company in this report.


ITEM 9.01. Financial Statements and Exhibits

9.01(c) INDEX TO EXHIBITS

Exhibit 16.1 Letter from Hein & Associates LLP, certified public accountants, to the Securities and Exchange Commission dated April 19, 2005.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 20, 2005

Aegis Assessments, Inc.

/s/ Richard Reincke
-------------------
Richard Reincke
President